Exhibit 99.1

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Diamondhead Casino Corporation and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Diamondhead Casino Corporation and Subsidiaries (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in stockholders’ deficiency and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred significant recurring net losses over the past several years. In addition, the Company has no operations, except for its efforts to develop the Diamondhead, Mississippi property. Such efforts may not contribute to the Company’s cash flows for the foreseeable future. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continued existence is dependent upon its ability to raise the necessary capital with which to satisfy liabilities, fund future costs and expenses and develop the Diamondhead, Mississippi property. Management’s plans in regard to these matters are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2009

Marlton, NJ
April 12, 2019

F-2

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2018 AND 2017

	2018	2017
ASSETS

Current assets
Cash	$-	$65
Other current assets	16,608	370
Total current assets	16,608	435

Land held for development (Note 3)	5,476,097	5,476,097
Other assets	80	80

Total assets	$5,492,785	$5,476,612

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current liabilities
Convertible notes and line of credit payable (Note 5)	$1,962,500	$1,962,500
Debenture payable (net of unamortized finance costs of $1,194 at December 31, 2018 and $2,153 at December 31, 2017) (Note 6)	48,806	47,847
Convertible debentures payable (net of unamortized finance costs of $43,026 at December 31, 2018 and $71,394 at December 31, 2017) (Note 6)	1,756,974	1,728,606
Short term notes and interest bearing advance (Note 7)	58,004	39,299
Current notes payable due related parties (Note 8)	309,015	-
Accounts payable and accrued expenses due related parties (Note 4)	4,141,814	3,427,168
Accounts payable and accrued expenses – others (Note 4)	2,840,306	2,424,040
Total current liabilities	11,117,419	9,629,460

Notes payable due related parties (Note 9)	115,000	202,628
Notes payable due others (Note 9)	72,500	87,500

Total liabilities	11,304,919	9,919,588

Commitments and contingencies (Notes 3 and 12)

Stockholders’ deficiency
Preferred stock, $.01 par value; shares authorized 5,000,000, outstanding 2,086,000 at December 31, 2018 and 2017 (aggregate liquidation preference of $2,519,080 at December 31, 2018 and 2017).	20,860	20,860
Common stock, $.001 par value; shares authorized 50,000,000, issued: 39,052,472 at December 31, 2018 and 2017, outstanding: 36,297,576 at December 31, 2018 and 2017.	39,052	39,052
Additional paid-in capital	35,430,445	35,526,362
Unearned ESOP shares	(3,083,672)	(3,202,274)
Accumulated deficit	(38,070,603)	(36,679,875)
Treasury stock, at cost, 686,706 shares at December 31, 2018 and 607,161 shares at December 31, 2017.	(148,216)	(147,101)

Total stockholders’ deficiency	(5,812,134)	(4,442,976)

Total liabilities and stockholders’ deficiency	$5,492,785	$5,476,612

See the accompanying notes to these consolidated financial statements.

F-3

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,

	2018	2017
COSTS AND EXPENSES
Administrative and general	$643,269	$667,260
Stock-based compensation	21,570	-
Other	69,546	64,107

	734,385	731,367

OTHER EXPENSE (INCOME)
Net proceeds from litigation settlement	-	(20,000)
Interest expense:
Related parties	261,326	199,576
Other	293,417	298,758
Other	-	(1,698)

	554,743	476,636

NET LOSS	(1,289,128)	(1,208,003)

PREFERRED STOCK DIVIDENDS	(101,600)	(101,600)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(1,390,728)	$(1,309,603)

Net loss per common share, basic and fully diluted	$(.038)	$(.036)

Weighted average number of common shares outstanding, basic and fully diluted	36,297,576	36,297,576

See the accompanying notes to these consolidated financial statements.

F-4

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

YEARS ENDED DECEMBER 31,

	2018	2017
Preferred Stock
Balance January 1	$20,860	$20,860
Balance December 31	$20,860	$20,860

Common Stock
Balance January 1	$39,052	$39,052
Balance December 31	$39,052	$39,052

Additional Paid-In Capital
Balance January 1	$35,526,362	$35,643,373
Stock-based compensation	21,570	-
ESOP defaulted shares	(117,487)	(117,011)
Balance December 31	$35,430,445	$35,526,362

Unearned ESOP Shares
Balance January 1	$(3,202,274)	$(3,320,875)
Shares acquired from ESOP	118,602	118,601
Balance December 31	$(3,083,672)	$(3,202,274)

Accumulated Deficit
Balance January 1	$(36,679,875)	$(35,370,272)
Preferred stock dividends	(101,600)	(101,600)
Net loss for year	(1,289,128)	(1,208,003)
Balance December 31	$(38,070,603)	$(36,679,875)

Treasury Stock
Balance January 1	$(147,101)	$(145,511)
Shares acquired from ESOP	(1,115)	(1,590)
Balance December 31	$(148,216)	$(147,101)

Total Stockholders’ Deficiency	$(5,812,134)	$(4,442,976)

See the accompanying notes to these consolidated financial statements.

F-5

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,

	2018	2017
OPERATING ACTIVITIES
Net loss	$(1,289,128)	$(1,208,003)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	29,327	33,635
Stock-based compensation	21,570	-
Change in assets and liabilities:
Other assets	(16,238)	(18)
Accounts payable and accrued expenses	1,029,312	964,918
Net cash used in operating activities	(225,157)	(209,468)

FINANCING ACTIVITIES
Proceeds from notes payable issued to related parties	221,387	87,628
Proceeds from notes payable issued to others	-	65,000
Proceeds from short term note	8,355	44,454
Payment of short term note	(4,650)	(5,155)
Net cash provided by financing activities	225,092	191,927

Net decrease in cash	(65)	(17,541)
Cash beginning of year	65	17,606
Cash end of year	$-	$65

Cash paid for interest	$1,307	$1,519

Unpaid preferred stock dividends included in accounts payable and accrued expenses	$101,600	$101,600

See the accompanying notes to these consolidated financial statements.

F-6

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Business

Diamondhead Casino Corporation and its Subsidiaries (the “Company”) own a total of approximately 400 acres of unimproved land in Diamondhead, Mississippi (“the Property”). Active subsidiaries of the Company include Mississippi Gaming Corporation, which owns the approximate 400-acre site and Casino World, Inc.

The Company’s intent was to construct a casino resort and other amenities on the Property unilaterally or, in conjunction with one or more joint venture partners. However, the Company has been unable to date, to obtain financing to move the project forward and/or enter into a joint venture partnership. Due to its lack of financial resources and certain law suits filed against it, the Company has been forced to explore other alternatives, including a sale of part or all of the Property. The Company’s preference is to sell only part of the Property inasmuch as this would appear to be in the best interest of the stockholders of the Company. However, there can be no assurance the Company will be able to sell only part of the Property. The Company intends to continue to pursue a joint venture partnership and/or other financing while seeking a viable purchaser for part or all of the Property. Thus, on March 25, 2019, Mississippi Gaming Corporation entered into a brokerage agreement with an unrelated third party to seek a buyer for all or part of the Property or, alternatively, to seek a joint venture partner for the project.

Note 2. Liquidity and Going Concern

These consolidated financial statements have been prepared on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses over the past several years, has no operations, generates no operating revenues, and as reflected in the accompanying consolidated financial statements, incurred a net loss applicable to common stockholders of $1,390,728 for the year ended December 31, 2018. In addition, the Company had an accumulated deficit of $38,070,603 at December 31, 2018. Due to its lack of financial resources and certain law suits filed against it, the Company has been forced to explore other alternatives, including a sale of part or all of the Property. In addition, in the event it becomes necessary in order to protect the Company’s assets, the Board of Directors has authorized the Company to file a petition for reorganization under Chapter 11 of the United States Bankruptcy Code.

The Company has had no operations since it ended its gambling cruise ship operations in 2000. Since that time, the Company has concentrated its efforts on the development of its Diamondhead, Mississippi property. That development is dependent upon the Company obtaining the necessary capital, through either equity and/or debt financing, unilaterally or in conjunction with one or more partners, to master plan, design, obtain permits for, construct, open, and operate a casino resort.

In the past, in order to raise capital to continue to pay on-going costs and expenses, the Company has borrowed funds, through Private Placements of convertible instruments as well as through other secured notes which are more fully described in Notes 5, 6, 7 and 8 to these consolidated financial statements. The Company is in default with respect to payment of both principal and interest under the terms of most of these instruments. In addition, at December 31, 2018, the Company had $6,982,120 of accounts payable and accrued expenses and no cash on hand.

The above conditions raise substantial doubt as to the Company’s ability to continue as a going concern.

Note 3. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Diamondhead Casino Corporation and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-7

Reclassifications

Certain reclassifications have been made to the 2017 financial statements to conform to the consolidated 2018 financial statements presentation. These reclassifications had no effect on net earnings or cash flows as previously reported.

Land Held for Development

Land held for development is carried at cost. Costs directly related to site development, such as licensing, permitting, engineering, and other costs, are capitalized.

Land development costs, which have been capitalized, consist of the following at December 31, 2018 and 2017:

Land held for development	$4,934,323
Licenses	77,000
Engineering and costs associated with permitting	464,774

$5,476,097

Fair Value Measurements

The Company follows the provisions of ASC Topic 820 “Fair Value Measurements” for financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. The standard utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Input other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable input that reflects management’s own assumptions.

Current assets and liabilities are financial instruments and management believes that their carrying amounts are reasonable estimates of their fair values due to their short term nature.

Long-Lived Assets

The Company reviews long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the assets to the estimated undiscounted future cash flows projected to be generated by the assets. If such assets are considered impaired, the impairment to be recognized is measured by the amount the carrying value exceeds the fair value of such assets determined by appraisal, discounted cash flow projections, or other means. No impairment existed as of December 31, 2018.

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (ESOP) covering substantially all employees with one or more years of service, financed by employer loans. The Company also established a trust called the Europa Cruises Corporation Employee Stock Ownership Plan Trust Agreement, to serve as the funding vehicle for the ESOP. The President and Chief Executive Officer is the sole Trustee of the Trust. Compensation expense was measured at the current market price of shares committed for release and such shares constitute outstanding shares for earnings per share computations.

F-8

As the loans are repaid, shares are released from the ESOP and allocated to qualified employees based upon the proportion of payments made during the year to the remaining amount of payments due on the loans through maturity. Dividends, if any, are treated as follows:

(1) stock dividends on shares allocated to participant accounts shall be credited to the participant account when paid; and (2) cash dividends on shares allocated to participant accounts shall, at the discretion of the Administrator, be credited to the participants’ Other Investment Account or be used to reduce the indebtedness to the Company, in which case, shares bearing an equal value to the cash dividend would be allocated to participant accounts. The Company has not paid any dividends on its common stock.

For the years 2011 through 2018, the Company elected to temporarily suspend contributions to the Plan, in accordance with the loan pledge agreement between the Company and the ESOP Trust. For each year in which there was no contribution to the Plan, the Plan returned the 79,545 shares, which would have been allocated to employees annually, to treasury.

Income Taxes

Under the asset and liability method of ASC Topic 740, “Accounting for Income Taxes,” deferred tax liabilities and assets are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and the tax basis of assets and liabilities. A valuation allowance is recorded to reflect the uncertainty of realization of deferred tax assets.

The Company follows the provisions of ASC Topic 740, “Accounting for Uncertainty in Income Taxes.” The standard addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the consolidated financial statements. Under this standard, an entity may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The standard also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures. The Company does not have a liability for unrecognized tax benefits.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of December 31, 2018 and 2017, the Company has no accrued interest or penalties related to uncertain tax positions.

On December 22, 2017, the 2017 Tax Cuts and Jobs Act was enacted into law and the new legislation contains key tax provisions that affect the company. The Company is required to recognize the effect of the tax law changes in the periods of enactment, such as determining the transition tax, measuring it to U.S. deferred tax assets and liabilities as well as reassessing the net realization of deferred tax assets and liabilities. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, “Income Tax Accounting Implications of the Tax Cuts and Jobs Act” (SAB 118), which allows the Company to record provisional amounts during a measurement period not extended beyond one year of the enactment date.

The Tax Reform Act lowers the corporate income tax rate from 35% to 21%. Aside from the effect on the Company’s net operating loss carryforward valuation allowance, the Act is not expected to have a material impact on the Company’s consolidated financial statements in the foreseeable future.

Net Loss per Common Share

Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share is calculated by using the weighted average number of common shares outstanding, plus other potentially dilutive securities. Potentially dilutive securities are excluded from the computation of diluted loss per shares since their effect would be antidilutive. Common shares outstanding consist of issued shares, including allocated and committed shares held by the ESOP trust, less shares held in treasury. The dilutive securities below do not include 5,055,555 potentially convertible Debentures, since the requirements for possible conversion had not yet been met and may never be met.

The table below summarizes the components of potential dilutive securities at December 31, 2018 and 2017.

Description	December 31, 2018	December 31, 2017

Convertible Preferred Stock	260,000	260,000
Options to Purchase Common Shares	3,415,000	3,415,000
Convertible Promissory Notes	1,925,000	1,925,000

Total	5,600,000	5,600,000

F-9

Stock Based Compensation

The Company follows the provisions of ASC Topic 718 “Compensation — Stock Compensation” which requires the measurement and recognition of compensation expense for all share-based payment awards either modified or granted to employees and directors based upon estimated fair values. In the first quarter of 2018, the Board of Directors voted to extend the expiration dates of previously-awarded option grants from March 13, 2018 to December 31, 2020 with respect to the following: i) options previously granted to the President to purchase 750,000 shares of common stock at $0.30 per share, 75,000 shares of common stock at $0.75 per share and 2,000,000 shares of common stock at $0.19 per share; ii) options previously granted to the current Chairman of the Board to purchase 150,000 shares of common stock at $1.25 per share; iii) options previously granted to a Director of the Company to purchase 75,000 shares of common stock at $0.75; and iv) options previously granted to former employees of the Company to purchase a combined total of 65,000 shares of common stock at $0.75 per share. No share-based awards were issued or amended in 2017.

In determining the fair value of each option modified, the Black-Scholes option-pricing model, consistent with the provisions of ASC Topic 718, was used. The valuations were determined using the weighted-average assumptions of 0% dividend yield, expected volatility of 103% and a risk-free interest rate of 2.79%. This resulted in a charge to the statement of operations in the amount of $21,570 and had no effect on net loss per share of common stock for the year ending December 31, 2018.

Option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company uses projected volatility rates, which are based upon historical volatility rates, trended into future years. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s options.

Recent Accounting Pronouncements

In May 2017, the FASB issued Accounting Standards Update (“ASU) 2017-09 – Compensation – Stock Compensation (Topic 718) Scope of Modification Accounting. The Update provides clarity and reduces cost and complexity when applying the guidance of Topic 718 to a change in the terms or conditions of a share-based payment award. The Update mandates that an entity should account for the effects of the modification unless all three of the following conditions are met:

i) the fair value of the modified award is the same as the fair value of the original award immediately before the modification.

ii) the vesting provisions of the modified award are the same as the original award immediately before the award is modified.

iii) the classification of the modified award as an equity instrument of a liability instrument is the same as the original award immediately before the award is modified.

The Update is effective for periods beginning after December 15, 2017 and was adopted by the Company in its 2018 financial statements. The Update had no effect on the Company’s 2018 financial statements.

In June 2018, FASB issued ASU 2018-07, “Compensation – Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting” which addresses accounting for issuance of all share-based payments on the same accounting model. Previously, accounting for share-based payments to employees was covered by Accounting Standards Codification (“ASC”) Topic 718 while accounting for such payments to non-employees was covered by ASC Topic 505. As it considered recently issued updates to ASC Topic 718, the FASB, as part of its simplification initiatives, decided that ASC Topic 718 would also be used as the guidance for non-employee share-based awards. Under this new guidance, both employee and non-employee awards will essentially follow the same model, with small variances related to determining the term assumption when valuing a non-employee award as well as a different expense attribution model for non-employee awards. The ASU is effective beginning in calendar year 2019. The Company does not expect the amendments to have a material effect on its consolidated financial statements.

Note 4. Accounts Payable and Accrued Expenses

The table below outlines the elements included in accounts payable and accrued expenses at December 31, 2018 and 2017:

	December 31,	December 31,
Description	2018	2017
Related parties:
Accrued payroll due officers	$2,369,711	$2,069,711
Accrued interest due officers and directors	1,029,062	767,737
Accrued director fees	478,750	393,750
Base rents due to the President	185,642	131,234
Associated rental costs	61,341	42,731
Other	17,308	22,005

Total related parties	$4,141,814	$3,427,168

Non-related parties:
Accrued interest	$1,743,658	$1,483,923
Accrued dividends	762,000	660,400
Accrued fines and penalties	77,700	44,350
Other accounts payable and accrued expenses	256,948	235,367

Total non-related parties	$2,840,306	$2,424,040

F-10

Note 5. Convertible Notes and Line of Credit

Line of Credit

In 2008, the Company entered into an agreement with an unrelated third party for an unsecured Line of Credit up to a maximum of $1,000,000. The Line of Credit provided for funds to be drawn as needed and carries an interest rate on amounts borrowed of 9% per annum originally payable quarterly based on the pro rata number of days outstanding. All funds originally advanced under the facility were due and payable by November 1, 2012. As an inducement to provide the facility, the lender was awarded an immediate option to purchase 50,000 shares of common stock of the Company at $1.75 per share. In addition, the lender received an option to purchase a maximum of 250,000 additional shares of common stock of the Company at $1.75 per share. The options expire following repayment in full by the Company of the amount borrowed.

As of December 31, 2009, the Company had borrowed all of the $1,000,000 available to it under the Line of Credit. Interest on this debt incurred prior to June 30, 2009 has been paid in full. The Company was unable to satisfy the principal obligation of $1,000,000 by the due date of November 1, 2012 or any interest which accrued on the obligation after June 30, 2009 and is in default under the repayment terms of the note. At December 31, 2018 and 2017, principal and accrued interest of $1,853,669 and $1,763,669, respectively, remains unpaid on this obligation.

Convertible Notes and Warrants

Pursuant to a Private Placement Memorandum dated March 1, 2010, the Company offered units consisting of a two year unsecured, convertible promissory note in the principal amount of $25,000 with interest at 12% per annum, together with a five year Warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The Promissory Note is convertible into 50,000 shares of common stock of the Company immediately upon issuance at the option of the investor. Interest on the notes was originally payable either in cash or common stock at the option of the Company. However, interest is now required to be paid in cash. The Company ultimately accepted subscriptions totaling $450,000 from unrelated subscribers and an additional $25,000 for one unit purchased by a Director of the Company. The five-year Warrants issued in connection with the units have expired. Accrued interest due on these notes at December 31, 2018 and 2017 amounted to $369,630 and $315,571, respectively.

Pursuant to an additional Private Placement Memorandum dated October 25, 2010, the Company offered Units consisting of a two year unsecured, convertible promissory note in the principal amount of $25,000 together with a five year Warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The Promissory Notes bear interest at 9% per annum and are convertible into 50,000 shares of common stock of the Company. Interest on the notes was originally payable in either cash or common stock at the option of the Company. However, interest is now required to be paid in cash. The Company accepted subscriptions totaling $512,500 from unrelated accredited investors. On July 2, 2011, the Company redeemed a note in the principal amount of $25,000 by issuing 50,000 shares of common stock. The five-year Warrants issued in connection with the units have expired. Accrued interest due on these notes at December 31, 2018 and 2017 amounted to $285,368 and $241.493, respectively.

The Convertible Notes issued pursuant to the two Private Placements discussed above total $962,500 in principal and became due and payable beginning in March 2012 and extending at various dates through June 2013. As of the date of the filing of this report, all of the aforementioned debt obligations remain unpaid and in default under the repayment terms of the notes. In October 2017, the Company entered into a settlement with one of the convertible note holders who had previously sued the Company for payment of the note and accrued interest. Under terms of the settlement, a judgment was entered against the parent Company for the principal due under the note in the amount of $150,000 plus accrued interest on the note to the date of the judgment for a total of $244,537. Thereafter, the note holder will be entitled to interest at the Delaware statutory rate (currently 7%) on the entire amount of the judgment.

F-11

The table below summarizes the Company’s convertible notes payable and line of credit at December 31, 2018 and 2017:

Gross Amount
Loan Facility	Owed

Line of Credit	$1,000,000

Private Placements:
March 1, 2010	475,000
October 25, 2010	487,500

Total Private Placements	962,500

Total Notes Payable	$1,962,500

Note 6. Convertible Debentures

Pursuant to a Private Placement Memorandum dated February 14, 2014 (the “Private Placement”), the Company offered up to a maximum of $3,000,000 of Collateralized Convertible Senior Debentures to accredited or institutional investors. The Offering was conducted contingent on the deposit into Escrow of the purchase price for all of the Debentures offered in the principal amount of $3,000,000. The Debentures, once issued, bear interest at 4% per annum after 180 days, mature six years from the date of issuance, and are secured by a lien on the Company’s Mississippi property. The debentures were offered in three tranches as follows:

(a) $1,000,000 of First Tranche Collateralized Convertible Senior Debentures convertible into an aggregate of 3,333,333 shares of Common Stock of the Company at a conversion price of $.30 per share (the “First Tranche Debentures”);

(b) $1,000,000 of Second Tranche Collateralized Convertible Senior Debentures, convertible into an aggregate of 2,222,222 shares of Common Stock of the Company at a conversion price of $.45 per share (the “Second Tranche Debentures”); and

(c) $1,000,000 of Third Tranche Collateralized Convertible Senior Debentures, convertible into either 1,818,182 shares of Common Stock or 1,333,333 shares of Common Stock of the Company, at a conversion price of $.55 or $.75 per share depending upon certain conditions described in the Private Placement Memorandum (the “Third Tranche Debentures”).

The conversion rights on each issued Debenture carry an Anti-Dilution Provision. If the Company issues any shares of Common Stock or other securities after March 31, 2014 at a price per security that is less than the conversion price of a Debenture, then the Debenture shall have a new conversion price equal to the price per security that is less than the Conversion Price of the Debenture. The foregoing provision shall not apply to the following:

1. The issuance of any of the other Debentures in the Offering or the issuance of shares of Common Stock upon conversion of any of the Debentures in the Offering;

2. The issuance of any shares of Common Stock if such issuance relates to an agreement, arrangement or grant to issue shares of Common Stock entered into by the Company prior to the Issue Date of the First Tranche Debentures in the Offering, including but not limited to, for example, previously issued convertible promissory notes, previously issued warrants, previously issued options to purchase Common Stock, or common stock vested or to be issued pursuant to a pre-existing Employee Stock Ownership Plan.

F-12

The Anti-Dilution Provisions with respect to a Debenture terminate the earlier of (a) the date (if ever) the Company receives an “Approval to Proceed” from the Mississippi Gaming Commission to develop a casino/hotel on the Property, (b) the date on which the Debenture is converted in full, (c) the date on which the Debenture is paid in full, or (d) the Final Maturity Date of the Debenture (as defined in the Debenture).

Since the issuance of the Debentures, there have been no events that would trigger the above anti dilution provisions. Should an event take place which would trigger the provision, the Company would be required to record dividend expense in an amount equal to the difference in the fair value of the embedded derivatives before the event versus the fair value of the derivative after the triggering event.

On March 31, 2014, the First Closing occurred when subscriptions in the amount of $3,000,000 were received in Escrow and accepted by the Company. The Escrow Agent released $1,000,000 to the Company and the Company issued First Tranche Debentures in the aggregate principle amount of $1,000,000.

The Company’s stock registration was revoked effective September 4, 2014. Therefore, on December 4, 2014, the Company extended offers to the investors to amend the Private Placement. The Company offered to amend certain terms and conditions, including the conversion terms of the First Tranche Debentures, which were issued on March 31, 2014 (“Amendment I”). The Company separately offered to amend certain terms and conditions, including those relating to issuance and conversion of the Second and Third Tranche Debentures, as well as the period of time within which to perform the Third Tranche Closing Obligations, as amended (“Amendment II”).

On December 31, 2014, investors who had purchased $950,000 of First Tranche Debentures consented to the amended conversion terms of Amendment I. The remaining Debenture in the amount of $50,000 remains as originally issued with no conversion rights. Thus, the First Tranche Debentures can be converted into a total of 3,166,666 shares of common stock. On December 31, 2014, the Second Closing occurred when investors representing $850,000 of Second Tranche Debentures consented to Amendment II. The Escrow Agent released $850,000 to the Company and the Company issued Second Tranche Debentures in the aggregate principle amount of $850,000. Thus, the Second Tranche Debentures can be converted into 1,888,889 shares of common stock. The Escrow Agent refunded $300,000 to those investors who did not consent to Amendment II.

The Company did not meet the closing obligations for the Third Tranche Debentures as of June 30, 2015, as was required, pursuant to the terms of the Private Placement, as amended. Therefore, the remaining $850,000 being held in escrow for the purchase of the Third Tranche Debentures was returned to the investors in July 2015.

When originally issued, in the event the Company failed to meet the conditions for conversion of the Debentures, the First Tranche Convertible Debentures, which total $950,000, would have been due on March 31, 2020 and the Second Tranche Convertible Debentures, which total $850,000, would have been due December 31, 2020. The sole remaining non-convertible Debenture in the amount of $50,000 would have been due March 31, 2020. However, the Company is in default with respect to interest payments due under the Debentures and as a result, they are reported as current liabilities. Certain Debenture holders maintain that the Company is in default, not only with respect to interest due under the Debentures, but with respect to principal due under the Debentures in the amount of $1,850,000, as well. The ramifications of a potential default are more fully discussed in Notes 14 and 15 below.

Total accrued interest due on all outstanding Debentures amounted to $279,233 and $205,233 at December 31, 2018 and 2017, respectively.

Note 7. Short Term Notes and Interest Bearing Advance

Promissory Note

On June 9, 2017, the Company entered into a Promissory Note with an unrelated lender in exchange for proceeds in the amount of $15,000. Interest on the note is 12.5% per annum and payable March 1 of each year the note remains outstanding. Payment in full of the Note is due June 9, 2019. Mississippi Gaming Corporation, a wholly owned subsidiary of the Company, guaranteed the Note. In addition, the President of the Company agreed to personally guarantee the Note and to personally secure the Note with an assignment of proceeds due to her under the first lien on the Diamondhead property. The interest payment, which was due March 1, 2018, was not made. Accrued interest due on this obligation amounted to $2,928 and $1,053 at December 31, 2018 and 2017, respectively. This Note was classified as long term on the Company’s 2017 balance sheet (See Note 9).

Bank Credit Facility

Wells Fargo Bank provides an unsecured credit facility of up to $15,000 to the Company. The facility requires a variable monthly payment of amounts borrowed plus interest, which is applied at 11.24% on direct charges and 24.99% on any cash advanced through the facility. At December 31, 2018, a principal balance of $18,004 remained outstanding on the facility. The lending bank has since cancelled privileges under the facility for non-payment.

F-13

Interest Bearing Advance

On February 2, 2017, the Company borrowed $25,000 from an unrelated third party. The Company expects to enter into a formal note for these funds however the terms of the note have not been finalized. The Note is expected to carry an annual interest rate of approximately 12.5% with a projected due date of December 31, 2017. The Company is in default and as such, the lender may increase the interest rate due by an amount of up to 3% per annum in excess of the rate then otherwise applicable. The Company does not have the funds to repay the advance. The President of the Company has agreed to personally secure the note with an assignment of proceeds due to her under the first lien on the Property. Accrued interest on this obligation amounted to $5,967 and $2,842 at December 31, 2018 and 2017, respectively.

The above short term notes and interest bearing advances total $58,004 in aggregate and all are in default under the original agreed to terms.

Note 8. Current Notes Payable Due Related Parties

In July, 2017, at the request of the Company, the current Chairman of the Board of Directors, who is also a Vice President of the Company (“the Chairman”), paid all property taxes due, together with all interest due thereon, to Hancock County, Mississippi on an approximate 400-acre tract of land, owned by Mississippi Gaming Corporation, a wholly-owned subsidiary of the Company. The total amount advanced was $67,628.

The Chairman is one of the secured parties under that Land Deed of Trust recorded on September 26, 2014 in Hancock County, Mississippi, to secure Tranche I and Tranche II Debentures issued by the Company in 2014. Under paragraph 5 of the Land Deed of Trust, a secured party who advances sums for taxes due on the Property is secured by the same Land Deed of Trust, but only at that interest rate specified in the note representing the primary indebtedness, namely 4% per annum.

The Chairman advanced the $67,628 on condition that: (i) the advance constitute a lien with interest at 4% per annum under that Land Deed of Trust recorded September 26, 2014; (ii) he be paid additional interest of 11% per annum on the amount advanced and owing and that the full 11% interest per annum is payable during any calendar year in which all or part of the amount advanced and owing or interest due thereon remains unpaid; (iii) this additional interest obligation be treated as a separate and secured debt of the Company, to be evidenced by a separate note and is secured with a separate and third lien to be placed on the Property (hereafter “the Third Lien”); (iv) the entire obligation will be treated as an advance to be paid out of any subsequent incoming financing obtained by the Company or any amounts recovered by the Company from a defendant in that collection action brought by the Company in the Circuit Court of Montgomery County, Maryland (Case No. 426962-V); and (v) he be indemnified for any losses sustained on the sale of that common stock sold to cover the credit card payments. The Chairman has identified the common stock to be sold and will provide the Company with the documentation required to document the sale of said stock and to calculate the future loss, if any, on said stock. On June 30, 2018, Mississippi Gaming Corporation issued a secured promissory note, due one year from the date of issue, to the Chairman for an amount up to $100,000 to cover the principal and interest due with respect to this note. On August 21, 2018, Mississippi Gaming Corporation placed a third lien on the Property to secure this obligation for $100,000. This note was classified as long term on the Company’s 2017 balance sheet (See Note 9). Accrued interest on the note amounted to $18,762 and $8,610 at December 31, 2018 and 2017.

In March of 2018, the Board of Directors voted to increase up to an additional $200,000 the amount secured by the third lien in favor of the Chairman of the Board, for amounts advanced by the Chairman on behalf of the Company, on the following terms and conditions, namely, that (i) the advance constitutes a lien on the Property with interest at 15% per annum; (ii) that the full interest of 15% per annum is payable during any calendar year in which all or part of the amount advanced is due and owing or interest due thereon remains unpaid; (iii) that this debt be evidenced by a separate promissory note and is to be included in and secured with a third lien that is to be placed on the Diamondhead Property to secure previous advances made to the Company (hereafter “the Third Lien”); (iv) that he be indemnified for any losses sustained on the sale of his common stock in an unrelated publicly-traded company to be sold to cover this advance based on a sales price of approximately $2.80 per share with a cap on the maximum loss per share to be at a sales price of $10.00 per share; and (v) that the Chairman’s previous indemnification approved by the Board of Directors on July 24, 2017 with respect to any loss on the sale of the same stock also be capped at a maximum of $10.00 per share. The Chairman will provide the Company with the documentation required to document the sale of said stock and to calculate the losses on said stock for all amounts loaned to the Company from the sale of said stock. On June 30, 2018, Mississippi Gaming Corporation issued a secured promissory note, due one year from the date of issue to the Chairman, for an amount up to $200,000 to cover the principal and interest due with respect to this note. On August 21, 2018, Mississippi Gaming Corporation placed a third lien on the Diamondhead Property to secure this obligation for $200,000.

In November of 2018, the Board of Directors voted to increase up to an additional $100,000 of advances from the Chairman and in March of 2019, the Board of Directors voted to increase the limit of the advances to $200,000. The terms of this advance are identical to the terms as approved above in March 2018. However, the additional funds will be secured by a fourth lien to be placed on the Property in favor of the Chairman.

At December 31, 2018, the Chairman had advanced a total of $205,250 under both the March 2018 and November 2018 arrangements and was owed accrued interest in the amount of $30,788 at December 31, 2018.

F-14

On July 24, 2017, the President of the Company, who is a Director of the Company, agreed to advance the Company up to $20,000 for the payment of expenses. In March of 2018, the Board of Directors voted to increase to up to $100,000 the amount to be secured by a third lien in favor of the President of the Company for amounts advanced by the President under this note, on the following terms and conditions, namely, that (i) she be paid interest of 15% per annum on the amount advanced and owing and that the full 15% interest per annum is payable during any calendar year in which all or part of the amount advanced and owing or interest due thereon remains unpaid; (ii) the obligation in the maximum principal amount of $100,000 with interest due thereon be treated as a secured debt of the Company, to be evidenced by a separate note and to be secured with a separate lien to be placed on the Diamondhead Property (“the Third Lien”) together with the Chairman’s Third Lien, as well as a first lien to be placed on the residential lot owned by the Company; (iii) that the Third Lien on the Diamondhead Property also include the two loans ($25,000 and $15,000) and interest due thereon and credit facilities in the maximum amount of $15,000; and (iv) that the foregoing will be treated as advances to be paid out of any subsequent incoming financing obtained by the Company or any amounts recovered by the Company from a defendant in that collection action brought by the Company in the Circuit Court of Montgomery County, Maryland (Case No. 426962-V).

As of December 31, 2018 and 2017, the President had advanced a total of $36,137 and $20,000, respectively, under this agreement. The President previously agreed to secure a $25,000 loan and interest due thereon and to secure and guarantee a $15,000 loan and interest due thereon due non-related parties discussed above. The President is also personally liable for certain bank-issued credit cards used by the Company to pay expenses incurred by the Company in the approximate amount of $18,000. On June 30, 2018, Mississippi Gaming Corporation issued a secured promissory note, due one year from date of issue, to the President for an amount up to $100,000 to cover the principal and interest due with respect to this note. On August 21, 2018, Mississippi gaming Corporation placed a third lien on the Diamondhead Property to secure this obligation for $100,000. The amount advanced in 2017 in the amount of $20,000, was classified as long term on the Company’s 2017 balance sheet (See Note 9). Accrued interest due on this note amounted to $8,421 and $3,000 at December 31, 2018 and 2017, respectively.

The third lien placed on the Diamondhead Property, which secures the above three promissory notes, totals up to $400,000 and is payable to the Chairman of the Board ($300,000) and President ($100,000) of the Company.

The principal balance of the notes payable to the officers and directors discussed above, are due in June 2019 and total $309,015 in aggregate. All amounts advanced in the prior year were presented as long term liabilities of the Company at December 31, 2017, but were recorded as current liabilities on the Company’s December 31, 2018 balance sheet.

Note 9. Long-Term Notes Payable

In 2016, the Company received cash advances totaling $47,500 from seven lenders which included $25,000 from three current Directors of the Company. The proceeds from the cash advances were earmarked for the payment of accounting and auditing fees and other expenses required to file the Company’s Form 10-Q. On August 25, 2016, the Company issued a Note to the foregoing lenders, which matures four years from the date of issuance and bears interest at 8% per annum, with a full year of interest accruing in any year in which the advance remains unpaid. Accrued interest due on the above notes amounted to $11,400 and $7,600 at December 31, 2018 and 2017, respectively.

In the third quarter of 2016, the Chairman of the Board of Directors of the Company loaned the Company $90,000. On August 25, 2016, the Company issued a Note to the Chairman of the Board. The Note bears interest at 14% per annum effective August 1, 2016 and matures four years from the date of issuance. The proceeds of the loan were used for the payment of Mississippi property taxes and auditing, accounting and other corporate expenses. Accrued interest due on the above note amounted to $30,482 and $17,882 at December 31, 2018 and 2017, respectively.

The principal due under the two foregoing loan arrangements totals $137,500. The Company has filed a second lien on its Mississippi property in favor of the note holders to secure both principal and interest in the maximum amount of $250,000. The lien is second to the existing first lien on the Mississippi property in the principal amount of $3.85 million.

F-15

In October 2017, the Company entered into a settlement with a holder of $150,000 of convertible notes as described in Note 5 above. As part of the settlement, the Company agreed to pay legal fees in the amount of $50,000 and issued a four year note at 0% interest to satisfy this obligation.

The table below summarizes the Company’s long-term notes payable as of December 31, 2018 and December 31, 2017:

	Principal Amount	Amount Due	Amount Due
Loan Facility	Owed	Related Parties	Others

4 Year 8% secured note	$47,500	$25,000	$22,500

4 Year 14% secured note	90,000	90,000	-

4 Year 0% note	50,000	-	50,000

Total Due December 31, 2018	$187,500	$115,000	$72,500

2 Year 12.5% secured note – See Note 7.	$15,000	$-	$15,000

2 Year 4%/15% secured
note due Chairman – See Note 8.	67,628	67,628	-

2 Year 15% secured note
due President – See Note 8.	20,000	20,000	-

Total Due December 31, 2017	$290,128	$202,628	$87,500

Note 10. Related Party Transactions

The President of the Company is owed deferred salary in the principal amount of $2,166,996 and the Vice President and current Chairman of the Board of the Company is owed deferred salary in the principal amount of $121,140 as of December 31, 2018. On October 12, 2012 the Board of Directors approved a motion to pay these individuals interest on their deferred compensation retroactive to the outstanding amounts due beginning in 2010 through the date of actual payment. Accrued interest through December 31, 2018 and 2017 amounted to $876,074 and $684,708, respectively.

Effective September 1, 2011, the Company entered into a month-to-month lease with the President and then-Chairman of the Board of Directors of the Company, for office space in a furnished and fully equipped townhouse office building owned by the President in Alexandria, Virginia. The lease calls for monthly base rent in the amount of $4,534 and payment of associated costs of insurance, real estate taxes, expenses and utilities. Rent expense associated with this lease amounted to base rent in the amount of $54,408 and associated rental costs of $18,610 for a total of $73,108 for the year ended December 31, 2018 and base rent in the amount of $54,408 and associated rental costs of $15,140 for a total of $69,548 for the year ended December 31, 2017. The Company did not pay any of the base rent due in 2018 or 2017.

Effective January 1, 2013, the directors of the Company are compensated at a rate of $15,000 per annum. Each Director is eligible for an annual payment in the amount of $15,000 as long as they remain a Director through December 31 of the applicable year, absent death or incapacitation. The annual payment to new directors is prorated based upon months served in their initial year as a Director.

The Company has been unable to pay directors’ fees to date. As of December 31, 2018 and 2017 a total of $478,750 and $393,750 respectively, was due and owing to the Company’s directors. Directors have previously been compensated and may, in the future, be compensated for their services with Common Stock or options to purchase Common Stock of the Company. Directors are reimbursed for expenses incurred in attending meetings. Directors may be paid a consulting fee for services performed outside the scope of their directorship.

See notes 7, 8, 12 and 14 for other related party transactions.

Note 11. Stockholders’ Equity

At December 31, 2018 and 2017, the Company had a stock option plan and non-plan options, which are described below.

Non-Plan Stock Options

On January 3, 2018, the Board of Directors voted to extend from March 13, 2018 to December 31, 2020, the expiration date for a total of 3,115,000 currently outstanding options previously issued to the Chairman, the President, the Vice President and two former employees of the Company. The Company recorded stock-based compensation expense of $21,570.

F-16

Stock Option Plan

On December 19, 1988, the Company adopted a stock option plan (the “Plan”) for its officers and management personnel under which options could be granted to purchase up to 1,000,000 shares of the Company’s common stock. Accordingly, the Company reserved 1,000,000 shares for issuance under the Plan. The exercise price may not be less than 100% of the market value of the shares on the date of the grant. The options expire within ten years from the date of grant. At December 31, 2018, no options from this plan were issued or exercised.

Summary of Stock Options

A summary of the status of the Company’s fixed Plan and non-plan options as of December 31, 2018 and 2017, and changes during the years ended December 31, 2018 and 2017 is presented below.

	December 31, 2018		December 31, 2017
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding at beginning of year	3,415,000	$.44	3,415,000	$.44
Granted	-	-	-	-
Exercised	-	-	-	-
Expired	-	-	-	-
Outstanding at end of year	3,415,000	$.44	3,415,000	$.44
Options exercisable at year-end	3,415,000		3,415,000
Weighted-average fair value of options granted during the year		$.00		$.00

The following tables summarize information about stock options outstanding and exercisable at December 31, 2018 and 2017:

December 31, 2018

	Options Outstanding			Options Exercisable
		Weighted-
	Number	Average	Weighted	Number	Weighted-
Range of	Outstanding	Remaining	Average	Exercisable	Average
Exercise	At	Contractual	Exercise	At	Exercise
Prices	12/31/18	Life (Yrs.)	Price	12/31/18	Price

$.19	2,000,000	2.0	$.19	2,000,000	$.19
$.30	750,000	2.0	.30	750,000	.30
$.75	215,000	2.0	.75	215,000	.75
$1.25	150,000	2.0	1.25	150,000	1.25
$1.75	300,000	(a)	1.75	300,000	1.75
	3,415,000			3,415,000

December 31, 2017

	Options Outstanding			Options Exercisable
		Weighted-
	Number	Average	Weighted	Number	Weighted-
Range of	Outstanding	Remaining	Average	Exercisable	Average
Exercise	At	Contractual	Exercise	At	Exercise
Prices	12/31/17	Life (Yrs.)	Price	12/31/17	Price

$.19	2,000,000.20		$.19	2,000,000	$.19
$.30	750,000.20		.30	750,000	.30
$.75	215,000.20		.75	215,000	.75
$1.25	150,000.20		1.25	150,000	1.25
$1.75	300,000	(a)	1.75	300,000	1.75
	3,415,000			3,415,000

F-17

(a) These options expire upon payment in full of an outstanding note payable with an original due date of November 1, 2012. The note payable remains outstanding at December 31, 2018 and 2017.

Warrants

The Company has previously issued warrants to purchase shares of the Company’s common stock in conjunction with convertible promissory notes issued in private placements dated March 25, 2010 and October 25, 2010. The Company also issued warrants in conjunction with a private placement of shares of the Company’s common stock dated July 1, 2012. The Company also issued warrants for brokerage services rendered for issuance of convertible debentures in 2014.

A total of 1,061,500 warrants expired during the year ended December 31, 2017 and as of December 31, 2018, there are no warrants outstanding.

Preferred Stock

Series S Preferred Stock

On June 14, 1993, the Company issued 926,000 shares of $.01 par value Series S Voting, Non-Convertible Preferred Stock to Austroinvest International, Inc. in exchange for proceeds of $1,000,080. The Company is required to pay quarterly cumulative dividends of three percent per annum on these shares.

These shares may be redeemed at the option of the Company at $1.08 per share plus $.0108 per share for each quarter that such shares are outstanding for a total of $2.18 per share at December 31, 2018. The shares also have a $1.08 per share preference in involuntary liquidation of the Company. At December 31, 2018 and 2017, outstanding Series S preferred stock totaled 926,000 shares. Cumulative dividends in arrears at December 31, 2018 and 2017 amounted to $225,000 and $195,000 respectively.

Series S-NR Preferred Stock

On September 13, 1993, the Company issued 900,000 shares of its $.01 par value Series S-NR Voting, Non-Convertible, Non-Redeemable, Preferred Stock to Serco International Limited (a wholly-owned subsidiary of Austroinvest International, Inc.), in exchange for proceeds of $999,000. The Company is required to pay quarterly, non-cumulative dividends of three percent per annum on these shares. Upon involuntary liquidation of the Company, the liquidation preference of each share is $1.11. At December 31, 2018 and 2017, outstanding Series S-NR preferred stock totaled 900,000 shares. Non-cumulative dividends in arrears at December 31, 2018 and 2017 amounted to $225,000 and $195,000 respectively.

Series S-PIK Preferred Stock

In March 1994, the Company offered, pursuant to Regulation S, one million units at $5.50 per unit, each unit consisting of one share of the Company’s $.001 par value common stock and two shares of the Company’s Series S-PIK Junior, cumulative, convertible, non-redeemable, non-voting $.01 par value preferred stock. Each share of Series S-PIK preferred stock is convertible into one share of the Company’s common voting stock at any time after February 15, 1995. No shares were converted during 2018 or 2017. The Series S-PIK preferred stock ranks junior to the Series S and Series S-NR preferred shares as to the distribution of assets upon liquidation, dissolution, or winding up of the Company. Upon liquidation of the Company, the S-PIK preferred stock will have a liquidation preference of $2.00 per share. A cumulative quarterly dividend of $0.04 per share is payable on Series S-PIK preferred stock. At December 31, 2018 and 2017, outstanding Series S-PIK preferred stock totaled 260,000 shares. Cumulative dividends in arrears at December 31, 2018 and 2017 amounted to $312,000 and $270,400, respectively.

Payment of Preferred Dividends

The Company did not pay any dividends due on its preferred stock in 2018 or 2017. However, payment of all cumulative and non-cumulative preferred stock dividends, outstanding at any time, is required before the Company can issue any dividends on its common stock.

F-18

Note 12. Employee Stock Ownership Plan

The Company’s employee stock ownership plan (ESOP) is intended to be a qualified retirement plan and an employee stock ownership plan. All employees having one year of service are eligible to participate in the ESOP. The ESOP is funded by two 8% promissory notes issued by the Company. The shares of common stock are pledged to the Company as security for the loans. The promissory notes are payable from the proceeds of annual contributions made by the Company to the ESOP. In the event that the Company elects not to make a Plan contribution in any given year, the corresponding shares applicable to that year are released from the Trust to the Company in consideration of that years’ note payment. In January 2001, the Plan and accompanying promissory notes were amended to conform to the Company’s current employment structure, by extending the note repayment terms through 2044.

Assuming a Plan contribution is made, shares are allocated to the participants’ accounts in relation to repayments of the loans from the Company. At December 31, 2018, a total of 2,068,190 shares with a fair market value of $28,955 were unearned.

In 2011, the Company decided to temporarily suspend contributions to the Plan. Therefore the Trust was unable to make its annual loan payment to the company and a loan default occurred. In accordance with the Pledge Agreement between the Company and the Trust, the shares attached to the loan payments subsequent to the 2010 contribution reverted back to the Company as treasury shares. In 2018, 79,545 shares, with a market value of $1,115, reverted back to the Company as treasury shares. In 2017, 79,545 shares, with a market value of $1,590, reverted back to the Company as treasury shares.

Note 13. Income Taxes

At December 31, 2018, the Company had net operating loss carryforwards for income taxes of approximately $12.7 million, which expire during various periods through 2038. Realization of deferred income taxes as of December 31, 2018 and 2017 is not considered likely. Therefore, by applying a federal statutory rate of 21% to the carryforward amounts, a valuation allowance of approximately $2.7 million and $2.9 million, has been established for each year for the entire amount of deferred tax assets relative to the net operating loss at December 31, 2018 and 2017, respectively, resulting in an effective tax rate of 0% and no deferred tax asset recognition. The valuation allowance decreased by approximately $245,000 in 2018 and increased by $145,000 in 2017.

Enactment of corporate tax law changes in 2018 may limit the utilization of post 2017 net operating loss carryforwards.

Note 14. Commitments and Contingencies

Leases

Effective September 1, 2011, the Company entered into a month-to-month lease with the President and CEO of the Company for office space in a building owned by the President and CEO in Alexandria, Virginia. The lease calls for monthly base rent in the amount of $4,534 or $54,408 per annum and payment of associated costs of insurance, real estate taxes, expenses and utilities.

Base rent and associated rental expenses totaled $73,018 in 2018 and $69,548 in 2017.

The Company is not liable for future minimum lease payments.

Management Agreement

On June 19, 1993, two subsidiaries of Diamondhead Casino Corporation, Casino World Inc. and Mississippi Gaming Corporation, entered into a Management Agreement with Casinos Austria Maritime Corporation (CAMC). Subject to certain conditions, under the Management Agreement, CAMC would operate, on an exclusive basis, all of the Company’s proposed dockside gaming casinos in the State of Mississippi, including any operation fifty percent (50%) or more of which is owned by the Company or its affiliates. Unless terminated earlier pursuant to the provisions of the Agreement, the Agreement terminates five years from the first day of actual Mississippi gaming operations and provides for the payment of an annual operational term management fee of 1.2% of all gross gaming revenues between zero and $100,000,000; plus 0.75% of gross gaming revenue between $100,000,000 and $140,000,000; plus 0.5% of gross gaming revenue above $140,000,000; plus two percent of the net gaming revenue between zero and $25,000,000; plus three percent of the net gaming revenue above twenty-five million dollars $25,000,000. Management of the Company believes this Agreement is no longer in effect. However, there can be no assurance that CAMC will not attempt to maintain otherwise which would lead to litigation.

F-19

Related Party

On July 26, 2017, the Chairman paid $67,628 for all property taxes due, together with all interest due thereon, to Hancock County, Mississippi on an approximate 400-acre tract of land (“the Property”), owned by Mississippi Gaming Corporation, a wholly-owned subsidiary of the Company. The taxes had to be paid by July 31, 2017 to avoid a tax sale. The conditions of the note under which the Chairman agreed to make this payment are discussed in full detail in Note 6 of these consolidated financial statements.

Of particular note to those conditions, item (v) calls for him to be indemnified for any losses sustained on the sale of that common stock sold to cover the above payments. The Chairman has identified the common stock sold and has provided the Company with the documentation required to document the sale of said stock and to calculate the contingent future loss, if any, on said stock.

Had the Company paid the note in full at December 31, 2018, in addition to the principal and interest due, the company would have been additionally liable for approximately $124,260 in additional funds to indemnify the Chairman for his lost equity on the stock sale.

Other

The Company’s obligations under the Collateralized Convertible Senior Debentures are secured by a lien on the Company’s Mississippi property (the “Investors Lien”). On March 31, 2014, the Company issued $1 million of First Tranche Collateralized Convertible Senior Debentures and on December 31, 2014 the Company issued $850,000 of Second Tranche Collateralized Convertible Senior Debentures. Thus, liens were placed on the Property in favor of the Investors for $1,850,000. The Investors Lien is in pari passu with a lien placed on the Property in favor of the President of the Company, the Vice President of the Company, and certain directors of the Company, for past due wages, compensation, and expenses owed to them in the maximum aggregate amount of $2,000,000 (the “Executives Lien”). The CEO will serve as Lien Agent for the Executives Lien.

The Company has filed a second lien in the maximum amount of $250,000 on the Property to secure the notes payable totaling $137,500 and accrued interest incurred. Details of these notes as more fully described in Note 9, above.

The Company has filed a third lien in the maximum amount of $400,000 on the Property to secure the notes payable totaling $309,015 and accrued interest incurred. Details of these notes as more fully described in Note 8, above.

The Company is currently delinquent in filing those documents and forms required to be filed in connection with its Employee Stock Ownership Plan (“ESOP”) for the year ended December 31, 2017, 2016 and 2015. The Company did not have the funds to pay professionals to prepare, audit and file these documents and forms when due. Although these required filings normally do not result in any tax due to an agency of the government, the Company could be subject to significant penalties for failure to file these forms when due. Penalties are assessed by the Department of Labor on a per diem basis from the original due dates for the required informational filings until the filings are actually made. The Company has accrued $77,700 on the current delinquent filings. The Company intends to bring its ESOP-required filings current and when current, will attempt to enroll in a voluntary compliance program with the Department of Labor with respect to any penalties or fines incurred. However, there can be no assurance the Company will be able to enroll in any such program or obtain a reduction of the fines and penalties that may be due.

The Company has not filed its consolidated federal tax returns for the years ended December 31, 2018, 2017 and 2016. The Company believes no tax is due with that return. Casino World, Inc. a wholly owned subsidiary of the Company, is delinquent with respect to the filing of their franchise tax annual reports for 2018, 2017 and 2016 with the state of Delaware and the state of Mississippi.

The Company has made provision for the expected taxes due on these state filings in their consolidated financial statements for the years ending December 31, 2018 and 2017.

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Note 15. Pending and Threatened Litigation

Edson R. Arneault, Kathleen Devlin and James Devlin, J. Steven Emerson, Emerson Partners, J. Steven Emerson Roth IRA, Steven Rothstein, and Barry Stark and Irene Stark v. Diamondhead Casino Corporation (In the United States District Court for the District of Delaware (C.A. No. 1:16-cv-00989-LPS)

On October 25, 2016, the above-named Debenture holders filed a Complaint against Diamondhead Casino Corporation (the Company) in the United States District Court for the District of Delaware for monies due and owing pursuant to certain Collateralized Convertible Senior Debentures issued on March 31, 2014 and December 31, 2014. The plaintiffs are seeking $1.4 million, plus interest from January 1, 2015, together with costs and fees. The Company was served with the Complaint on October 31, 2016. On November 21, 2016, the Company filed a motion to dismiss for lack of subject matter jurisdiction due to failure to plead diversity. On February 21, 2017, the plaintiffs filed a motion for leave to amend their complaint based upon declarations of citizenship filed with the court. On September 26, 2017, the motion for leave to amend was granted and the Company’s motion to dismiss was granted in part and denied in part. The Court also granted plaintiffs leave to file a Second Amended Complaint which was filed on October 2, 2017. On October 16, 2017, the Company filed Defendant’s Answer and Affirmative Defenses and Counterclaim. On November 2, 2017, the Plaintiffs filed an Answer to the Counterclaim. The parties have exchanged discovery in the case. On September 27, 2018, the Plaintiffs’ filed a motion for summary judgment. On October 18, 2018, the Company filed its opposition to the motion for summary judgment. On November 8, 2018, the Plaintiff’s filed their reply to the Company’s opposition. On January 2, 2019, the Court canceled the trial previously scheduled for March 22, 2019. On April 2, 2019, the Court heard argument on the Plaintiff’s motion for summary judgment. On April 3, 2019, the Court scheduled a teleconference for April 15, 2019 for the parties to discuss alternative dispute resolution with a Magistrate.

John Hawley, as servicing agent for Argonaut 2000 Partners, L.P. v. Diamondhead Casino Corporation (Superior Court of the State of Delaware)(Case No. N19C-02-239 RRC)

On February 28, 2019, the above-named Debenture holder filed a Complaint against Diamondhead Casino Corporation (the Company) in the Superior Court of the State of Delaware for monies due and owing pursuant to certain Collateralized Convertible Senior Debentures issued on March 31, 2014 and December 31, 2014. The plaintiff is seeking $100,000, plus interest from January 1, 2015, together with costs and fees. The Company was served with the Complaint on March 8, 2019. On March 28, 2019, the Company filed its Answer, Affirmative Defenses and Counterclaim and Affidavit of Defense.

Arnold J. Sussman, Robert Skaff and David J. Towner v. Diamondhead Casino Corporation (Superior Court of the State of Delaware)(Case No. N18C-11-091-WCC )

On November 9, 2018, Sussman filed suit against the Company for breach of a Promissory Note issued November 10, 2010, in the principal amount of $50,000, with interest payable at 9% per annum, with a maturity date of November 10, 2012. Plaintiff seeks payment of principal of $50,000 and interest due from June 30, 2012 to present, which Plaintiff alleges is approximately $28,500 as of October 31, 2018. The Note, as well as the accrued interest thereon, are shown as current liabilities on the Company’s balance sheet. On December 6, 2018, the Company’s registered agent was served with the Sussman Complaint. On November 28, 2018, Skaff and Towner also filed suit against the Company in the same court for breach of Promissory Notes (Case No. N18C-11-232 ALR). Skaff filed suit i) for breach of a note issued on November 29, 2010, in the principle amount of $37,500 with interest payable at 9% per annum, with a maturity date of November 29, 2012 and ii) for breach of a note issued on June 21, 2011, in the principal amount of $25,000 with interest payable at 9% per annum, with a maturity date of June 21, 2013. Towner filed suit for breach of a note issued on November 29, 2010, in the principal amount of $25,000 with interest payable at 9% per annum, with a maturity date of November 29, 2012. Skaff alleges interest is due on his two notes from June 30, 2012 in the amount of $36,038.21 as of November 28, 2018. Towner alleges interest is due on his note from June 30, 2012 in the amount of $14,413.96 as of November 28, 2018. On December 6, 2018, the Company’s registered agent was served with the Skaff and Towner Complaint. All of the foregoing Notes, as well as the accrued interest thereon, are shown as current liabilities on the Company’s balance sheet. Counsel for the Plaintiffs in the foregoing cases requested that the cases be consolidated and the Company agreed to the consolidation. On February 15, 2019, the Plaintiffs filed their Consolidated Complaint. On March 7, 2019, the Company filed its Answer and Affirmative Defenses and Affidavit of Defense.

Note 16. Subsequent Events

On September 1, 2016, the Company was awarded $54,886 in attorneys’ fees and expenses against the six Petitioners who filed a Chapter 7 Involuntary Bankruptcy Petition against the Company in or about August 2015. The Bankruptcy Court found that the Petition had been filed in bad faith and for improper purposes. In November 2016, the Company recorded and enrolled the Delaware judgment in the Montgomery County Circuit Court of Maryland. One Petitioner, Arnold Sussman, filed a Motion to Reopen and Vacate Foreign Judgment. The Company settled with another Petitioner for $20,000. The Circuit Court denied Sussman’s Motion to Reopen and Vacate Foreign Judgment. Sussman appealed to the Court of Special Appeals which affirmed the judgment of the lower court. Sussman then filed a Petition for a Writ of Certiorari in the Maryland Court of Appeals, which denied the Petition. The Company has collected the $36,000 Sussman was required to post as a bond with the Circuit Court to stay enforcement of the judgment. The Company intends to pursue the remaining interest due on the judgment.

In the first quarter of 2019, the President advanced additional funds totaling $15,860 under the terms of her arrangement dated July 24, 2017 as more fully described in Note 8 of these consolidated financial statements. These funds were used primarily to pay those taxes and penalties required to reinstate the Company and Mississippi Gaming Corporation in both Delaware and Mississippi. In March 2019, the President was reimbursed for these advances from the $36,000 collected from Sussman in the above-referenced case.

In the first quarter of 2019, the Chairman advanced additional funds totaling $20,737 with the approval of the Board of Directors which voted on March 11, 2019 to increase up to an additional $200,000 of advances from the Chairman. The terms of this advance are identical to the terms of prior advances approved in March 2018 and more fully described in Note 8 of these consolidated financial statements. However, the additional funds will be secured by a fourth lien to be filed by the Company in favor of the Chairman.

On March 25, 2019, Mississippi Gaming Corporation, a wholly-owned subsidiary of the Company and the title owner of the Diamondhead Property (the "Owner"), entered into an agreement with an unrelated commercial real estate brokerage firm to sell all or part of the Diamondhead, Mississippi Property or, alternatively, to find a joint venture partner for the project. The agreement provides for an exclusive right to sell all or part of the Property beginning March 25, 2019 and ending October 31, 2019, unless extended by the parties. The agreement provides for a commission equal to three percent (3%) of the gross sales price for property sold if the Buyer does not have a broker or four percent (4%) of the gross sales price of property sold if the Buyer does have a broker, in which case the commission due will be split between the brokers. In the event the Owner consummates and closes a deal with a Joint Venture Partner introduced to the Owner by the broker, the Owner will pay the broker a commission equal to four percent (4%) of the amount contributed by the Joint Venture Partner as its capital contribution. This will not apply in the event the Owner consummates a deal with a Joint Venture Partner who is not introduced to the Owner by the broker. The agreement does not apply to loans obtained by or on behalf of the Owner using the Property as collateral or as security for a loan. The agreement also provides for a reduced commission to the broker in the event of a sale to certain potential purchasers already involved in discussions with the Owner.

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